Type of Option (ISO or NSO): __________	Participant: ___________________
Date: ___________________

STOCK OPTION AGREEMENT

EXPION360 INC.

2021 INCENTIVE AWARD PLAN

You have been granted an Option by Expion360 Inc. (the “Company”) under the 2021 Incentive Award Plan (the “Plan”) to purchase Shares (the “Option”), subject to the terms, restrictions and conditions of the Plan, the Stock Option Grant Notice (the “Notice”) and this Stock Option Agreement (the “Agreement”). Unless otherwise defined herein, the terms defined in the Plan or the Notice shall have the same meanings in this Agreement.

1.             Grant of Option. You have been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share set forth in the Notice (the “exercise price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, even if this Option is intended to be an ISO, it shall be treated as a Nonqualified Stock Option (“NSO”) to the extent required by Code Section 422(d), as further described in Section 6.6 of the Plan.

2.             Vesting Upon Change in Control.

(a)           Notwithstanding the Vesting Schedule in the Notice, to the extent the Option is unvested at the time a Change in Control occurs, and either (i) the Change in Control is not approved by a majority of the Continuing Directors (as defined below), or (ii) the acquiring or successor entity (or parent thereof) does not agree to provide for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering shares of a successor corporation (“New Incentives”), then this Option shall become immediately and unconditionally vested in full effective immediately prior to and conditioned upon the consummation of such Change in Control.

(b)          Notwithstanding Section 2(a) above, if pursuant to a Change in Control approved by a majority of the Continuing Directors, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering New Incentives, then vesting of this Option shall not accelerate in connection with such Change in Control to the extent this Agreement is continued, assumed or substituted for New Incentives; provided, however: if there is a Termination of Service with respect to you without Cause or Good Reason within 12 months following such Change in Control, this Option or New Incentives, as applicable, shall vest in full effective upon such termination.

(c)           For purposes of this Agreement, “Continuing Director” means any member of the Board of the Company who was a member of the Board prior to the adoption of the Plan, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors.

3.             Termination of Service.

(a)           No Continued Vesting. No portion of this Option which is unexercisable upon a Termination of Service shall thereafter become exercisable, and the portion of this Option that is unexercisable upon a Termination of Service shall automatically expire on the date of such Termination of Service. The Company determines the date of your Termination of Service for all purposes under this Agreement.

(b)          Termination of Option. Upon any Termination of Service with respect to you, except due to your death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three (3) months after your Termination of Service (subject to the expiration detailed in Section 6). If your Termination of Service is for Cause, this Option will expire upon the date of the Termination of Service.

(c)           Death; Disability. If you (i) die prior to any Termination of Service with respect to you or (ii) die within three (3) months of your Termination of Service other than for Cause, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death (subject to the expiration detailed in Section 6). If your Termination of Service is due to your Disability, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your Termination of Service (subject to the expiration detailed in Section 6).

(d)          No Notice. You are responsible for keeping track of these exercise periods following your Termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

4.             Exercise of Option.

(a)           Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Agreement. In the event of your Termination of Service for any reason, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Agreement. This Option may not be exercised for a fraction of a Share.

(b)          Method of Exercise. This Option is exercisable by delivery of an exercise notice in the form attached hereto as Exhibit A or such other form as is specified by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Chief Financial Officer of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate exercise price and any applicable tax withholding due upon exercise of the Option.

(c)           Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement and the Plan, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the exercise price (as described below) and any applicable tax withholding due upon exercise of the Option (as described below).

5.             Method of Payment. Payment of the aggregate exercise price shall be by any of the following, or a combination thereof, at your election, unless otherwise determined by the Administrator:

(a)           your personal check, wire transfer, or a cashier’s check;

(b)          cashless exercise through the Company withholding Shares otherwise deliverable pursuant to this Option with a value, determined as of the effective date of the Option exercise, equal to the Option exercise price. However, you may not election this method if it would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;

(c)           cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by signing a special notice of exercise form provided by the Company and the requested sale of the Shares must be made in compliance with any insider trading or other trading policy of the Company, if applicable;

(d)          certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price of your Option if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;

(e)           waiver of compensation due or accrued to you for your services rendered or to be rendered to the Company or a Subsidiary of the Company, if permitted by applicable law; or

(f)           other method authorized by the Company.

6.             Term of Option. This Option shall in any event expire on the expiration date set forth in the Notice, which date is ten (10) years after the grant date (five years after the grant date if this Option is designated as an ISO in the Notice and you are a Greater Than 10% Stockholder as described in Section 6.6 of the Plan).

7.             No Stockholder Rights. Unless and until such time as Shares are issued pursuant to exercise of the Option, you shall have no ownership of the Shares allocated to the Option and shall have no right to dividends or to vote such Shares.

8.             Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.

9.             No Transfer. This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

10.           Adjustment. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this Option and the exercise price per Share may be adjusted pursuant to the Plan.

11.           Restrictions on Resale. You agree not to sell any Shares that have been issued pursuant to this Option at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters, or between you and the Company’s underwriters, prohibits a sale. This restriction shall apply until your Termination of Service and for such period thereafter as the Administrator may specify.

12.           Tax Consequences. You should consult a tax adviser for tax consequences relating to this Option in the jurisdiction in which you are subject to tax. YOU SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)           Exercising the Option. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise.

(b)          Notice of Disqualifying Disposition of ISO Shares. If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition. You agree that you may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current compensation paid to you.

13.           Withholding Taxes and Stock Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount (the Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes), (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with any insider trading or other trading policy of the Company, if applicable; provided however, that if you are subject to Section 16 of the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish such method prior to the Tax-Related Items withholding event. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

14.           Notices. Any notice to be given under the terms of the Plan shall be addressed to the Company in care of its principal office, and any notice to be given to you shall be addressed to you at the address maintained by the Company for you or at such other address as you may specify in writing to the Company.

15.           Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

16.           Acknowledgement. The Company and you agree that the Option is granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference). You: (a) acknowledge receipt of a copy of the Plan and, if applicable, the Plan prospectus, (b) represent that you have carefully read and are familiar with their provisions, and (c) hereby accept the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Agreement.

17.           Compliance with Laws and Regulations. The exercise of this Option will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

18.           Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of Nevada and agree that any such litigation shall be conducted only in the courts of the State of Nevada and of the United States of America, in each case located in the State of Nevada, and no other courts.

19.           No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Subsidiary or Affiliate of the Company, to terminate your employment or other service, for any reason, with or without Cause.

20.           Award Subject to Company Clawback or Recoupment. The Option may be subject to clawback or recoupment pursuant to applicable law and/or any compensation clawback or recoupment policy adopted by the Board or a Committee thereof. In addition to any other remedies available under such policy or applicable law, the Option may be subject to cancellation (whether vested or unvested) and any gains realized upon exercise of the Option and sale of the Shares may be subject to recoupment.

21.           Consent to Electronic Delivery of All Plan Documents and Disclosures. By your acceptance of this Option, you consent to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at accounting@expion360.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at accounting@expion360.com.

22.           Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning this Option are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

BY ACCEPTING THIS OPTION, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

PARTICIPANT:	EXPION360 INC.:

Signature:	By:

Print Name:	Name:

Its:

Exhibit A

Exercise Notice

See attached.

Type of Option (ISO or NSO): __________	Participant: ___________________
Date: ___________________

STOCK OPTION EXERCISE NOTICE

EXPION360 INC.

2021 INCENTIVE AWARD PLAN

Expion360 Inc.

2025 SW Deerhound Avenue

Redmond, OR 97756

Ladies and Gentlemen:

1.   Option. I was granted an option (the “Option”) to purchase shares of the Common Stock (the “Shares”) of Expion360 Inc., a Nevada corporation (the “Company”), pursuant to the Company’s 2021 Incentive Award Plan (the “Plan”), my Stock Option Grant Notice (the “Notice”) and my Stock Option Agreement (the “Option Agreement”) as follows:

Date of Grant:	__________________
Number of Shares:	__________________
Exercise Price per Share:	$ __________________

2.   Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares for the price set forth below:

Total Shares Purchased (“Exercised Shares”):	__________________
Total Exercise Price (Total Shares X Exercise Price per Share)	$ __________________

The Option will be deemed exercised only upon receipt by the Company of this Exercise Notice accompanied by payment in full of the total exercise price for the Exercised Shares together with my withholding obligation, if any, relating to the exercise of the Option.

3.   Payments. I authorize payment in full of the total exercise price for the Exercised Shares in the following form(s), as authorized by my Option Agreement:

[ ] Personal Check, Wire Transfer, or Cashier’s Check (Option Agreement, Section 5(a)), enclosed herewith:	$ __________________
[ ] Withhold Shares to Cover (Option Agreement, Section 5(b))	Exercised Shares with a value equal to the total exercise price will be withheld to pay the total exercise price.
[ ] Exercise in accordance with Section 5(c) or (d) of the Option Agreement	Email accounting@expion360.com to make arrangements
[ ] Waiver of compensation (Option Agreement Section 5(e))	Email accounting@expion360.com to make arrangements
[ ] Alternative Method Approved by the Plan Administrator (Option Agreement Section 5(f))	Email accounting@expion360.com to make arrangements

Checks should be made payable to Expion360 Inc. and sent to Expion360 Inc., Attn: Brian Schaffner, Address: 2025 SW Deerhound Avenue, Redmond, OR 97756. Alternatively, please email accounting@expion360.com for wire transfer instructions.

4.   Tax Withholding. I agree to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of the Option.

5.   Binding Effect. This Notice shall inure to the benefit of and be binding upon my heirs, executors, administrators and assigns. I agree that the Exercised Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan and my Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)